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                                                                   EXHIBIT 10(W)
                          EMPLOYMENT AGREEMENT BETWEEN
                       CATUITY INC. & ALFRED H. RACINE III



    This Employment Agreement is made and entered into as of September 23, 2004 between Catuity, Inc. (the "Company"), a Delaware corporation, and Alfred Henry Racine, III (the "Executive").

         1. EMPLOYMENT. Company hereby employs Executive, and Executive hereby accepts employment with Company, on the terms and conditions hereinafter set forth.

         2. TERM. The term of this Agreement will commence on the date of this Agreement and end on the first anniversary thereof, unless further extended or terminated as hereinafter set forth. Commencing on the first anniversary and on each anniversary date thereafter, the term of Executive's employment may be extended for one (1) additional year by the mutual written agreement of the parties.

         3. DUTIES AND RESPONSIBILITIES. Executive shall serve with the duties of President and Chief Executive Officer of Company (or in such other position as may be mutually agreed upon by Executive and the Board) and shall have such responsibilities, duties and authority as may be assigned to him by the Board. Executive shall devote substantially all of his working time and effort to the business and affairs of Company, except that he may as hereinafter provided serve as a member of the board of directors of other companies, charities, civic organizations and professional organizations.

         4. SERVICE ON BOARD OF DIRECTORS. During the term of this Agreement, Executive shall serve, if and when elected, and re-elected, as a member of the Board of Company or of any of its subsidiaries, affiliates or divisions, and as an officer of any subsidiary, affiliate or division, if elected. When this Agreement terminates, Executive will, if requested by the Board of Company, tender his resignation from any and all such Board positions.

         5. OUTSIDE ACTIVITIES. During the term of this Agreement, Executive may devote reasonable periods of time to serve as a member of the board of directors or of a committee of any organization involving no conflict of interest with Company, and he may engage in charitable, civic and community activities and manage his personal investments, including his controlling interest in Original Ink LLC, whose assets include Altamont Partners; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

         6. PLACE OF EMPLOYMENT. Executive shall have his office in, and perform his duties in, the metropolitan Charlottesville, Virginia area and shall not be required to move from the metropolitan Charlottesville, Virginia area; provided that, he shall from time to time be required to travel when necessary in carrying out Company's business. Executive acknowledges that Company's current main offices and employees are located in Sydney, Australia and Detroit, Michigan, and that accordingly significant and regular travel will be required to dispatch his normal duties.

         7. REIMBURSEMENT OF EXPENSES AND FURNISHING OF SERVICES TO EXECUTIVE. During the term of this Agreement, Executive shall be entitled to, including but without limitation, an office at the company's corporate headquarters, as well as reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by him in the course of his duties. All expense reimbursements will be subject to compliance with IRS regulations so as to be deductible as ordinary and necessary business expenses, and to compliance with Company's normal policies and practices.

         8. BASE SALARY COMPENSATION. During the term of Executive's employment, he shall be paid a minimum base salary of Two Hundred Fifty-Thousand dollars ($250,000) per year. The Board may increase Executive's salary from time to time in its discretion, and if so increased, such salary shall not be decreased thereafter during the term of this Agreement.

         9. OTHER BENEFITS. Executive shall be entitled to participate in all bonus or incentive plans and stock purchase plans in such manner as such plans apply to officers and senior executives of the Company generally, and in all employee benefit, including disability insurance coverage, and fringe benefit plans currently maintained, or hereafter adopted, by Company, as such plans may be amended or (or terminated) from time to time in accordance with their terms, in the same manner as such plans apply to officers and senior executives of Company of comparable or lesser position generally.

                  In addition, Executive shall be entitled to three (3) weeks of personal time off, to be used at his discretion but scheduled in consultation with the Board so as to accommodate Company's business

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interests, during each 12-month period hereof.

                  If Executive does not participate in any Company-sponsored medical insurance programs, Company shall reimburse Executive monthly for the premiums paid by Executive to maintain an individual policy of medical insurance covering Executive and his dependents, currently in the amount of Four Hundred and Four Dollars ($404) monthly. Further, the Company agrees to pay for any increases in the cost of the premiums for as long as the total average monthly costs do not exceed One Thousand Dollars ($1,000.00).

                  Company shall reimburse Executive for his legal fees incurred in the drafting and negotiation of this Employment Agreement. Executive believes that those fees shall be approximately $15,000.

         10. STOCK OPTIONS. Company agrees that it will grant to Executive an option to purchase a number of shares equal to ten percent (10%) of the total of currently issued and outstanding shares of common stock of the Company at a exercise price equal to the average of the closing bid and asked prices as reported on the NASDAQ Small Cap market of the stock on each of the ten (10) trading days following the Effective Date of this Agreement (the "Options"). The Options shall be confirmed in an Option Agreement in form substantially similar to the form of stock option agreement attached hereto. This grant will be expressly conditioned on obtaining stockholder approval of the grant, which the Company will seek as soon as reasonably practicable but not later than the next occurring regular annual meeting of stockholders (typically held in May). The Options will have a term of five (5) years from the date of this Agreement, and shall be exercisable in the following manner. Twenty Five percent (25%) of the Options shall vest six (6) months after the Effective Date of the Agreement. Fifteen percent (15%) of the Options shall vest one (1) year after the Effective Date of the Agreement. The balance of the Options shall vest based upon the following formula for increases in stock price. Twenty percent (20%) of the remaining stock Options shall vest when the stock price increases ten percent (10%) above the exercise price. Twenty percent (20%) of the remaining stock Options shall vest when the stock price increases twenty percent (20%) above the exercise price. The final twenty percent (20%) of the stock Options shall vest when the stock price rises thirty percent (30%) above the exercise price. The Options shall continue to vest and be exercisable after the Executive's termination of employment for any reason, except for a "Termination for Cause" as defined in the Option Agreement. The number of shares and the strike price subject to such Options shall be adjusted in the event of stock dividends, stock splits, or other changes in the capitalization of the Company. Termination of Executive's employment merely because of expiration of this Employment Agreement or any other reason other than a "Termination for Cause" shall not cause a forfeiture of such options.

         11. TERMINATION BY EXECUTIVE. Executive may voluntarily terminate his employment hereunder at any time, with or without cause or reason, on 30 days' notice.

         12. NON DISPARAGEMENT OF EXECUTIVE. Company shall do nothing to disparage Executive's reputation or good name during or after the term of this Agreement.

         13. TERMINATION BY COMPANY. Company may terminate this Agreement and the employment of Executive at any time, with or without cause or reason, on 30 days' notice.

         14. INDEMNIFICATION. In addition to any indemnification provided by the By-Laws of Company or otherwise, Company shall indemnify and provide reasonable advances for expenses to Executive, to the fullest extent permitted by the laws of the State of Delaware, if Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was an officer, director or employee of Company or any subsidiary or affiliate thereof, in which capacity Executive is or was serving at Company's request, against expenses, judgments, fines and amounts paid in settlement incurred by him in connection with such action, suit or proceeding. Company shall exercise its reasonable commercial efforts to maintain directors' and officers' insurance coverage as well as all other appropriate malpractice and professional liability coverage on behalf of Executive during the term of this Agreement at Company's expense, in a manner and coverage substantially similar to the D&O insurance currently in effect. Subject to requirements of any applicable insurance coverage, Executive shall have the absolute





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right to engage counsel reasonably acceptable to Company and at legal rates deemed reasonably acceptable to Company, for the above-referenced actions. Executive shall give prompt notice to Company of any claims made against him for which he will seek indemnification.

         15. PAYMENT OF BENEFIT ON DEATH OF EXECUTIVE. In the event of the death of Executive, this Agreement shall terminate except as to the Options and the various benefit plans which, by their terms, continue after his death or by which his estate, heirs, surviving spouse, personal representative, devisees, legatees and beneficiaries are paid benefits.

         16. AMENDMENT OR MODIFICATION WAIVER. No provision of this Agreement may be amended, modified or waived, unless such amendment, modification or waiver shall be authorized by the Board or any authorized committee of the Board, and shall be agreed to in writing, signed by Executive and by an officer of Company thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

         17. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent provided by law.

         18. SUCCESSORS. This Agreement shall be binding upon any successor of Company and such successor shall be deemed substituted for Company under the terms of this Agreement; but any such substitution shall not relieve Company of any of its obligations hereunder. As used in this Agreement, the term "successor" shall include any person, firm, corporation or like business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Company. This Agreement may not be otherwise assigned by Company without Executive's written consent.

         19. CONFIDENTIAL INFORMATION. Executive agrees not to disclose, either while in Company's employ or at any time thereafter, to any person not employed by Company or not engaged to render services to Company any confidential agreement obtained by him while in the employ of Company, including, without limitation, any of Company's inventions, processes, methods of distribution, customers or trade secrets; provided, however, that this provision shall not preclude Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by Company or from disclosure required by law or court order.

         20. WITHHOLDING. Anything to the contrary notwithstanding, all payments required to be made by Company hereunder to Executive or his estate or beneficiary shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, Company may accept other provisions to the end that it has sufficient funds to pay all taxes required by law to be withheld in respect to any of such payments.

         21. NOTICES. For the purpose of this Agreement, notices, demands or other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or (unless other specified) mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

                           to Executive:    Alfred Henry Racine III
                                            Eleven Altamont Circle
                                            Charlottesville, VA 22902-4606

                           to Company:      Catuity, Inc.








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                           2711 East Jefferson Avenue
                            Detroit, Michigan  48207

    or to such other address as any party may have furnished to the other in writing in accordance therewith, except that notices of change of address shall be effective only upon receipt.

         22. CONSTRUCTION WITH DELAWARE LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

         23. ENTIRE AGREEMENT OF PARTIES. This Agreement contains the entire agreement of the parties and no party shall be liable and bound except as provided herein, but this instrument does not replace, rescind or abrogate any other agreement or plan between the parties which may now be or may hereinafter become effective.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.